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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is dated effective as of the 1st day of June, 2003, by and between Prab, Inc., a Michigan corporation (the "Corporation"), of Kalamazoo, Michigan and Gary A. Herder of Lawton, Michigan (the "Executive").

                                   BACKGROUND

         The Executive desires to provide his service to the Corporation and the Corporation desires to employ the Executive on the terms which are provided below. The Executive has provided invaluable services to the Corporation in the past and is important to the continuing success of the Corporation. The Corporation wishes to provide the Executive with the assurance of continued employment and secure from the Executive assurances that he will remain with the Corporation. Therefore, in consideration of the mutual promises in this Agreement, the Corporation and the Executive agree as to the following terms and conditions.

              ARTICLE I - EMPLOYMENT TERM, DUTIES AND RESTRICTIONS

         1.01 Employment and Term. The Corporation hereby employs the Executive, and the Executive hereby accepts employment with the Corporation. The term of employment and this Agreement will commence on the effective date hereof and continue for a term of three (3) years and four (4) months (through October 31, 2006) unless extended as provided below or unless terminated earlier pursuant to
Section 3.03 or Article V. Thereafter, this Agreement will be automatically renewed for consecutive one-year terms, unless either party gives the other party at least 90 days prior written notice of his or its intention to terminate the Agreement prior to the beginning of the final year of the Agreement.

         1.02 Duties. Except for the permitted activities set forth in Section
1.03 below, during the term of employment hereunder, the Executive shall devote his full time, attention, loyalty, skill and efforts to the performance of the duties described herein. The position of the Executive shall be President and Chief Executive Officer with normal duties and responsibilities commensurate with such position including the duties and responsibilities of the Executive as President and Chief Executive Officer as of the date of this Agreement. During the term of the employment the services shall be performed at the Corporation's executive offices located at 5944 East Kilgore Road, Kalamazoo, Michigan, or at any relocated executive offices not more than 30 miles from that location.

         1.03 Other Employment. During the term of his employment hereunder, the Executive may not be an employee, consultant, director or other agent of any other person, firm or corporation without the prior signed written approval of the Board of

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Directors of the Corporation. The Executive may engage in passive business activities which do not interfere with his employment under this Agreement and which do not conflict with the Corporation's interests. Notwithstanding the foregoing, during the term of this Agreement, the Executive may: (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (iii) manage personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities and duties in accordance with this Agreement.

                ARTICLE II - COMPENSATION, BENEFITS AND EXPENSES

         2.01 Compensation. The Corporation shall pay the Executive an annual base salary in an amount equal to $173,100, payable in approximately equal installments at such intervals as are consistent with the Corporation's pay periods for the Corporation's regular salaried employees. The Executive's annual base salary shall be subject to annual review and adjustment by the Board of Directors of the Corporation, provided, however, that such annual base salary shall not be less than $173,100. All compensation shall be subject to all applicable withholding and similar requirements under applicable law.

         2.02 Annual Bonus. The Executive shall also be entitled to an annual bonus at the end of each of the Corporation's fiscal years in accordance with the Corporation's bonus program as approved from time to time by the Board of Directors. Each annual bonus shall be paid not later than 90 days after the end of the fiscal year for which such bonus was earned. Provided, however, that the Executive's bonus for any fiscal year in which the Corporation attains a profit level specified in the Corporation's Profit Sharing Bonus Plan as of the date of this Agreement will not be less than the bonus presently called for at such specified profit level, and the number of individuals who share in the bonus pool in which the Executive participates will not be increased without the Executive's consent. If the Executive's employment terminates before the end of a fiscal year, he will be paid a prorated bonus for the year in an amount equal to (A) the bonus he would have received if employed through the date required for payment of a full bonus for the year, multiplied by (B) a fraction the numerator of which is the number of days elapsed in the fiscal year through the date on which the Executive's employment terminates and the denominator of which is 365. The prorated bonus shall be paid to the Executive not later than 90 days after the end of the fiscal plan year in which the Executive's employment terminates.

         2.03 Benefits. The Executive shall also be eligible to participate in any retirement, group, disability, insurance, vacation or other plan or program ("benefit program") made available to other executives of the Corporation. During the term of this Agreement, the Executive shall be eligible to participate in and receive all benefits under benefit programs provided by the Corporation to any other executive position of the Corporation with terms no less favorable to the Executive than those existing as of the date of this Agreement. In addition, notwithstanding any other provision of this



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Agreement or any other document, the Executive shall have the right to exercise outstanding stock options after any termination of his employment for the greater of (A) the period allowed by the stock option agreement or plan or (B) 90 days after any termination of the employment.

         2.04 Expenses. The Corporation shall promptly pay or reimburse the Executive for all reasonable travel, entertainment and other expenses incurred by the Executive in connection with the performance of his duties under this Agreement upon presentation of expense statements or vouchers and such other supporting information as it may from time to time request; provided that, subject to the above, the Executive shall comply with all applicable policies of the Corporation relating to reimbursement for travel and other expenses.

         2.05 Automobile. The Corporation shall provide the Executive a monthly automobile allowance in accordance with the plans, policies and practices of the Corporation, at least equal to that existing as of the effective date of this Agreement.

         2.06 Severance Pay and Benefits. Subject to Section 2.07 and 2.08, if the Executive's employment is terminated by the Corporation other than pursuant to Section 3.03 or for Cause (as defined in Section 5.01); or if the Corporation materially breaches the Agreement or materially changes his duties; the Corporation shall provide the Executive: (i) with a severance payment equal to the sum of (a) two (2) times the Executive's annual salary as then in effect and
(b) an amount equal to two (2) times the Executive's average annual bonus for the three (3) complete fiscal years of the Corporation immediately prior to the year in which the Executive's employment is terminated, provided that such severance payment shall be paid to the Executive in a lump sum within sixty (60) days of his termination; and (ii) continuation of the Executive in the Corporation's health and dental (including dependent coverage), disability and life insurance benefits paid for by the Corporation for a period of two (2) years after the termination.

         2.07 Release. Prior to receipt of the severance payment and benefits under Section 2.06, the Executive shall sign and deliver to the Corporation an agreement in form reasonably acceptable to the Corporation which releases the Corporation from any and all claims of the Executive except for: (A) claims under this Agreement and the Deferred and Salary Continuation Agreement dated September 13, 1976 referred to in Section 6.03 of this Agreement; (B) vested rights of the Executive under any benefit program arising out of his employment through the date of employment termination; and (C) any rights of indemnification under the Corporation's Articles of incorporation or Bylaws and any indemnification agreement then in effect.

         2.08 Cap on Severance Pay and Benefits. If any the total amount of severance payment and benefits payable to the Executive under Section 2.06 is an "Excess


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Payment" as defined in Section 280G(b)(2) of the United States Internal Revenue
Code ("Code"), such payment or benefit will be modified or reduced to the extent necessary so that the total payment and benefits payable or to be provided to the Executive under Section 2.06 that are treated as Excess Payments will not cause the Corporation to have paid an "Excess Payment" as defined in Section 280G(b)(1) of the Code. In the event that the amount of any "Excess Payment" that would be payable to or for the benefit of the Executive under Section 2.06 must be modified or reduced to comply with this Section 2.08, the Executive will direct which "Excess Payments" are to be modified or reduced.

                       ARTICLE III - VACATION AND ABSENCES

         3.01 Vacation. The Executive shall receive vacation days, in accordance with the Corporation's policy, plan and practices at least equal to the amount of annual vacation days provided to the Executive as of the date of this Agreement.

         3.02 Other Absences. The Executive shall be entitled to standard holidays established by the Corporation, at least as favorable to the Executive as those existing as of the date of this Agreement.

         3.03 Disability Leave of Absence. In the event the Executive becomes "totally and permanently disabled" and unable to perform any foreseeable work in fulfillment of his position, the Corporation shall pay to the Executive an amount equal to one (1) times the Executive's annual base salary as then in effect (the "Disability Payment"), and this Agreement shall automatically terminate and the Corporation shall have no further obligations under this Agreement but the Executive shall retain the rights set forth in (A) through (C) in Section 2.07 (including all applicable rights to long term disability benefits with regard to such disability under the Corporation's long term disability benefit program).

           In the event the Executive becomes "disabled" (as initially determined by the Executive's physician, and as defined by the Americans' with Disabilities Act, provided the Corporation may, if necessary and at the Corporation's expense, obtain a second physician's opinion; if the second physician's opinion shall differ with the Executive's physician's opinion, then the parties shall pick a mutually agreeable third physician, whose opinion will be determinative and whose cost shall be borne equally by the parties) and unable to perform some types of work, the Executive shall provide the Corporation with a comprehensive list and explanation of the Executive's restrictions. If the Corporation is unable to "reasonably accommodate" the Executive's restrictions so that the Executive can continue performing the "essential functions" of the job described in this Agreement, the following will apply:

         A. Executive shall, upon timely written request, be granted a leave of absence for up to one hundred eighty (180) calendar days (but not beyond the end of the term of


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employment set forth in Section 1.01), which leave shall run concurrently with any leave applicable under the Family Medical Leave Act. Salary and benefits shall continue during this leave of absence. All other provisions of this Agreement shall remain in full force and effect during the approved leave of absence.

         B. Upon expiration of the leave of absence (not to exceed 180 calendar days), if the Executive is unable to return to work (he must submit a physician's release setting forth any and all restrictions) and perform the "essential functions" of his job, either with or without reasonable accommodation, this Agreement shall automatically terminate, subject to payment to the Executive of the Disability Payment as provided in Section 3.03, and the Corporation shall have no further obligations under this Agreement, but the Executive shall retain the rights set forth in (A) through (C) in Section 2.07 (including all applicable rights to long term disability benefits with regard to such disability under the Corporation's long term disability benefit program).

                      ARTICLE IV - CONFIDENTIAL INFORMATION

         4.01 Definition. The term "Confidential Information", as used herein, shall mean any information concerning the Corporation which is disclosed to or acquired by the Executive directly or indirectly, in the course of the Executive's employment with the Corporation. Confidential Information shall also include, but not be limited to, knowledge of the Corporation's patents, trademarks, trade-names, intellectual properties, logo, proprietary information, processes, trade secrets, business plans, business opportunities, business strategies, pricing, margins, financial information, customers, customer lists and related information and all memoranda, notes, reports and documents, and all copies and extracts thereof, obtained by the Executive in connection with his employment with the Corporation. Confidential Information shall not include information or other material in the public domain or that is generally known in the industry.

         4.02 Agreements Regarding Confidential Information. The Executive covenants, agrees and shall undertake:

                  A. Not to use Confidential Information for any purpose other than in the employment of the Corporation.

                  B. Not to disclose, directly or indirectly, any Confidential Information to any third parties, except in the employment of the Corporation for the benefit of the Corporation.

         4.03 Return of Confidential Information. Upon termination of this Agreement, the Executive shall promptly return to the Corporation all Confidential Information supplied to or possessed by him and shall not retain any copies or other reproductions, or extracts thereof, of the Confidential Information. The Executive shall also destroy or


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have destroyed all memoranda, notes, reports and documents, and all copies and other reproductions, and extracts thereof, prepared by him and containing Confidential Information. The Executive shall provide a written certificate to the Corporation that the action required to be taken has been accomplished.

         4.04 Remedies. The Executive recognizes that a breach by him of this
Article IV may give rise to irreparable injury to the Corporation inadequately compensable in damages and, accordingly, agrees that the Corporation may seek and obtain injunctive relief against such breach or threatened breach, in addition to any other legal remedies which may be available, including the recovery of monetary damages from the Executive.

         4.05 Survival. The terms of this Article IV shall survive termination of this Agreement.

                             ARTICLE V - TERMINATION

         5.01 Termination by the Corporation for Cause. This Agreement may be terminated at any time by the Corporation for Cause (as defined in this Section) and without prior notice. As used herein, "Cause" shall be defined as:

                  (a) if the Executive willfully makes a false or fraudulent statement to the Corporation which is materially injurious to the Corporation;

                  (b) if the Executive is convicted of a felony (other than negligent vehicular homicide);

                  (c) if the Executive willingly converts the Corporation's property or funds (not including office supplies and the like with a value of less than $100);

                  (d) if the Executive willfully engages in gross misconduct or gross dereliction of duties and responsibilities to the Corporation.

         For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given


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an opportunity, together with counsel, to be heard before the Board of
Directors), finding that, in the good faith opinion of the Board of Directors, the Executive is guilty of the conduct described. Any determination of "Cause" by the Board of Directors shall not be conclusive, but shall be subject to independent determination by the finder of fact in any legal proceedings relating to such termination; provided, however, that the Board of Directors shall have the right to suspend the Executive with pay, pending the determination by the finder of fact in such legal proceeding.

         5.02 Termination at the Will of the Corporation. This Agreement may be terminated at any time by the Corporation without cause and without prior notice; provided, that if such termination is not for Cause (as defined in Section 5.01), the Executive shall receive the severance payment and benefits set forth in Section 2.06.

         5.03 Termination at the Will of the Executive. The Executive may terminate this Agreement and his employment at any time for any reason or no reason by providing written notice to the Corporation not less than thirty (30) days prior to the effective date of termination (as stated in the notice). After it receives written notice, the Corporation may elect to relieve the Executive of his duties prior to the effective date of termination; provided that the Corporation shall continue to pay salary and provide benefits to the Executive up to the effective date of termination.

         5.04 Immediate Termination at the Executive's Death. This Agreement and the Executive's employment shall terminate upon the death of the Executive, provided, however, that a separation benefit in an amount equal to the Disability Payment shall be paid to Executive.

                           ARTICLE VI - MISCELLANEOUS

         6.01 Revocation of Prior Agreements. It is expressly understood and agreed that this Agreement cancels, revokes and takes precedence over any other prior oral or written agreements or understandings between the parties concerning the employment of Executive.

         6.02 Invalidity. The invalidity of any provision of this Agreement shall not affect the validity of the remainder of any such provision or the remaining provisions of this Agreement.

         6.03 Entire Agreement and Amendment. Except for a certain Deferred and Salary Continuation Agreement dated September 13, 1976 by and between the Executive and the Corporation, this writing contains the entire agreement between the parties with respect to the matters described herein and is a complete and exclusive statement as to the terms thereof and supersedes all previous agreements, including but not limited to, that certain Employment Agreement by and between the Corporation and the Executive dated


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June 20, 2003. This Agreement may not be altered or modified except by a writing signed by the party against whom such alteration or modification is sought.

         6.04 Assignment. The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and be binding upon its successors and assigns. The Executive may not assign any interest in this Agreement without the written consent of the Corporation.

         6.05 Governing Law and Choice of Forum. Michigan law shall govern the construction and enforceability of this Agreement. Any and all actions concerning any dispute arising hereunder shall be filed and maintained only in a state or federal court sitting in the State of Michigan.

         6.06 No Implied Waivers. Failure of either party to insist upon strict performance of any part of this Agreement shall not be considered a waiver of such performance and shall not prevent either party from subsequently insisting upon strict performance.

         6.07 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:                                Gary A. Herder
                                                    5944 E. Kilgore Road
                                                    P.O. Box 2121
                                                    Kalamazoo, Michigan 49003

If to the Corporation:                              Prab, Inc.
                                                    5944 E. Kilgore Road
                                                    P.O. Box 2121
                                                    Kalamazoo, Michigan 49003
                                                    Attention: Robert W. Klinge

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.



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           IN WITNESS WHEREOF, the parties have signed this Agreement on the 3rd day of November, 2003.

           The Corporation:              PRAB, INC.


                                         By:   /s/ Eric V. Brown, Jr.
                                               ---------------------------------
                                               Eric V. Brown, Jr.
                                         Its:  Secretary


           The Executive:                /s/ Gary A. Herder
                                         ---------------------------------------
                                         Gary A. Herder


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